Exhibit 99.1

Alaska Communications Systems Announces CFO Transition Plan

ANCHORAGE, Alaska--(BUSINESS WIRE)--March 1, 2011--Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ:ALSK) today announced its CFO transition plan. David Wilson, currently executive vice president and chief financial officer will transition his role as CFO to Wayne Graham, one of ACS’ original founding members and previous ACS CFO, effective April 1, 2011.

In order to ensure a smooth transition, Wilson will support Mr. Graham as he assumes his new role. Wilson will stay on with the company as an employee through April 30 and then as a retained consultant through June 30, 2011.

“I would like to thank David for his service over the past seven years,” said Anand Vadapalli, ACS president and CEO. “David was a key player in reshaping the company to compete in the fastest growing segments of the telecom space. Under his leadership, we re-launched ALSK in the investment community following the implementation of a high dividend payout strategy, restructured the balance sheet, increased revenue and EBITDA and achieved sector-leading company valuation.”

Graham will rejoin ACS from Ensequence, a leading provider of global interactive software for TV, where he serves as CFO. Mr. Graham was one of the original founders of ACS in 1999, when he worked to build the foundation of Alaska's leading telecommunications provider. In addition to his roles at ACS and Ensequence, Graham served as CFO of Integra Telecom, a leading CLEC, and ACS Media, which was a successful publicly traded print and electronic yellow page provider, based in Alaska.

“I am pleased to have one strong leader followed by another,” said Vadapalli. “Wayne is known for the discipline and rigor that he brings to the role, a keen operational focus and a successful track record in the capital markets. His previous experience with ACS, extensive knowledge of the telecommunications industry and the Alaska market, along with his strong business connections in the Pacific Northwest, will serve our investors, our customers and our employees well,” said Vadapalli.

"I would like thank David for his impressive contributions to ACS. I look forward to working with David through the transition, and Anand and his leadership team to continue to make ACS an innovative leading technology provider in Alaska and beyond,” said Graham.

About Alaska Communications

Headquartered in Anchorage, Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK), through its subsidiaries, provides Alaska Communications services and is Alaska's leading provider of broadband and other wireline and wireless solutions across businesses and consumers. The Alaska Communications wireline operations include the state's most advanced data networks and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. The company’s wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, Alaska Communications seeks to drive top and bottom-line growth, while continually improving the customer experience and cost structure through process improvement. More information can be found on the company's website at www.alaskacommunications.com or at its investor site at www.alsk.com.

CONTACT:
ACS Corporate Communications:
Director, Corporate Communications
Heather Cavanaugh, 907-564-7722
heather.cavanaugh@acsalaska.com